Exhibit 99.01
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Lynne Cox
Cadence Design Systems, Inc.
408-944-7669
publicrelations@cadence.com
CADENCE PRICES $300 MILLION
CONVERTIBLE SENIOR NOTES OFFERING
     SAN JOSE, Calif., June 10, 2010 —Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the pricing of its offering of $300 million principal amount of cash convertible senior notes due 2015. The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Cadence also granted the initial purchasers of the notes an option to purchase up to an additional $50 million principal amount of notes to cover over-allotments. The offering is expected to close on June 15, 2010, subject to customary closing conditions.
     Interest will be payable on the notes semi-annually at a rate of 2.625 percent per annum. Prior to March 1, 2015, the notes will be convertible into cash at the option of the holder under certain conditions and, thereafter, at any time. The notes mature on June 1, 2015. The initial conversion rate for the notes is equivalent to 132.5205 shares of common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $7.55 per share, representing a 22.5% conversion premium based on the closing price of Cadence’s common stock of $6.16 per share on June 9, 2010.
     Cadence has entered into convertible note hedge transactions with affiliates of the initial purchasers of the notes, in order to reduce its exposure under the notes to future increases in the price of Cadence common stock. Cadence has also entered into separate warrant transactions with affiliates of the initial purchasers, and the warrants have an exercise price that is 75% higher than the closing price per share of Cadence’s common stock on June 9, 2010. The issuance of the warrants could have a dilutive effect on Cadence common stock to the extent that the market price of Cadence common stock exceeds the applicable exercise price of the warrants.
     Cadence estimates that the net proceeds of this offering will be $288.6 million (or $337.2 million if the initial purchasers’ over-allotment option is exercised in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Cadence will also receive $31.6 million from the sale of the warrants. Cadence is using $98.2 million of the net proceeds of this offering to repurchase $100.0 million aggregate principal amount of its 1.375% Convertible Senior Notes due December 15, 2011, $89.0 million of the net proceeds to repurchase $100.0 million aggregate principal amount of its 1.500% Convertible Senior Notes due December 15, 2013 and approximately $40 million to purchase approximately 6.49 million shares of its common stock pursuant to Cadence’s stock repurchase program concurrently with the pricing of the notes. Cadence is using $64.9 million of the net proceeds to fund the cost of the convertible note hedge transactions. Cadence intends to use the remainder of the net proceeds for general corporate purposes.
     In connection with the convertible note hedge transactions and the separate warrant transactions, the affiliates of the initial purchasers that are parties to those transactions have advised Cadence that they expect to enter into various derivative transactions with respect to Cadence common stock and/or purchase Cadence common stock or other Cadence securities in secondary market transactions concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to Cadence common stock and/or purchase or sell Cadence common stock or other Cadence securities in secondary market transactions concurrently with or shortly after pricing of the notes. These hedging activities, as well as the activities associated with the share repurchases and convertible note repurchases described above, could initially raise or maintain the market price of Cadence common stock or the notes and could subsequently otherwise affect the market price of Cadence common stock or the notes.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
     The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Cadence is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.
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